EXHIBIT 99.2

AT&T WIRELESS SERVICES EARNINGS COMMENTARY October 19, 2004

AT&T Wireless Services Snapshot:

							Sequential
($ in millions, except per share amounts and selected metrics)	Current Quarter			Year to Date			Quarter
(Unaudited)	3Q04	3Q03	Yr/Yr %	2004	2003	Yr/Yr %	2Q04	Seq. %
Consolidated Financial Results
Services revenue	$3,813	$4,073	(6.4%)	$11,430	$11,755	(2.8%)	$3,871	(1.5%)
Equipment revenue	400	301	32.5%	1,077	725	48.5%	348	14.8%
Total revenue	$4,213	$4,374	(3.7%)	$12,507	$12,480	0.2%	$4,219	(0.1%)
Operating income	$273	$367	(25.6%)	$590	$1,193	(50.5%)	$238	14.3%
Net income available to common shareholders	$117	$156	(25.1%)	$120	$513	(76.7%)	$61	91.9%
Income per basic and diluted share:
Net income available to common shareholders	$0.04	$0.06		$0.04	$0.19		$0.02
OIBDA*	$1,139	$1,208	(5.7%)	$3,239	$3,504	(7.6%)	$1,134	0.4%
OIBDA*, excluding licensing costs impairments	$1,139	$1,291	(11.8%)	$3,239	$3,587	(9.7%)	$1,134	0.4%
OIBDA margin*	29.9%	29.7%	20 b.p.	28.3%	29.8%	(150 b.p. )	29.3%	60 b.p.
OIBDA margin*, excluding licensing costs impairments	29.9%	31.7%	(180 b.p. )	28.3%	30.5%	(220 b.p. )	29.3%	60 b.p.
Capital expenditures	$642	$943	(31.8%)	$2,299	$1,913	20.2%	$918	(29.9%)
Selected Operating Metrics
Subscribers (in thousands):
Consolidated ending subscribers	21,902	21,855	0.2%	21,902	21,855	0.2%	21,737	0.8%
Net additions	170	229	(25.5%)	(182)	932	(119.5%)	15	n.m.
Average monthly churn	3.7%	2.7%	100 b.p.	3.6%	2.4%	120 b.p.	3.4%	30 b.p.
Average revenue per user (ARPU)	$57.40	$61.20	(6.2%)	$57.60	$60.20	(4.3%)	$58.80	(2.4%)
Average minutes of use per subscriber (MOU)	616	553	11.4%	593	538	10.2%	600	2.7%
Cost per gross addition (CPGA)	$289	$335	(13.7%)	$323	$371	(12.9%)	$350	(17.4%)
Cash cost per user (CCPU)	$29.60	$32.10	(7.8%)	$30.50	$31.50	(3.2%)	$29.90	(1.0%)

*  OIBDA is operating income (loss) before depreciation and amortization; OIBDA margin is OIBDA as a percentage of services revenue. These, along with OIBDA, excluding licensing costs impairments and OIBDA margin, excluding licensing costs impairments represent non-GAAP financial measures. See reconciliations to the most comparable GAAP measures on page 5.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless was $4,213 million in the third quarter, a decrease of $161 million, or 3.7%, compared with the prior year quarter. Services revenue in the third quarter was $3,813 million, down $260 million, or 6.4%, from the third quarter of 2003. Services revenue was positively impacted by higher data revenue, as well as an increase in revenues from regulatory program fees. More than offsetting these increases were lower monthly recurring charges received from our postpaid subscriber base and higher promotional incentives to support customer retention efforts during the quarter. Equipment revenue for the third quarter of 2004 was $400 million, an increase of $99 million, or 32.5%, from the year-ago quarter. The increase in the third quarter equipment revenue was attributable to higher average revenue per unit sold and an increase in handsets sold.

Costs of services decreased to $1,130 million, down $137 million, or 10.9%, from the year-ago quarter. The decrease was the result of lower incollect and toll expenses, as well as a lower provision for uncollectible receivables. Both incollect and toll expenses declined due to lower average costs per minute, and lower long distance minutes of use. The decline in the provision for uncollectible receivables was due to an improved aging, changes in allowance estimates, and the sale of previously written off accounts receivable balances. These improvements were partially offset by higher network expenses, including leases, rents and utilities costs, resulting from an increase in cell sites over the prior year.

Costs of equipment sales increased to $545 million, which was $50 million, or 10.2%, higher than the year-ago quarter. This increase resulted from an increase in the number of handsets sold, partially offset by a decrease in the average cost per handset due to significant vendor rebates received during the quarter.

Selling, general and administrative (SG&A) expenses totaled $1,399 million in the third quarter, an increase of $78 million, or 5.9%, compared with the third quarter of 2003. This increase resulted primarily from higher commissions expense and higher salary and benefit expenses associated with the increases in gross subscriber additions and sales personnel versus the prior year quarter. Additionally, SG&A expenses included higher customer care expenses, driven by high volumes of calls to our customer care centers.

Impairment of licensing costs resulting from our third annual impairment assessment required by SFAS No. 142 was zero in the third quarter of 2004, compared to an impairment of $83 million in the prior year quarter. The impairment recorded in the third quarter of 2003 was composed of $26 million for non-strategic licenses and $57 million for licenses held by AT&T Wireless’ variable interest entities.

Depreciation and amortization expenses increased to $866 million, up $25 million, or 3.0%, from the prior year quarter. The increase resulted from the additional depreciation expense associated with growth in AT&T Wireless’ depreciable asset base and the acceleration of depreciation of certain TDMA radio equipment, partially offset by a decline in amortization associated with internal use software and adjustments to valuation allowances associated with our property, plant and equipment.

October 19, 2004

AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

Other (expense) income for the third quarter of 2004 was expense of $27 million, compared with income of $16 million in the prior year quarter. Other expense for the third quarter of 2004 consisted primarily of a $41 million loss on a currency hedge contract related to the sale of Rogers Wireless, partially offset by interest income. Other income in the third quarter of 2003 was composed of a $35 million gain on the sale of Dobson common stock and interest income, partially offset by a $40 million loss on extinguishment of debt associated with the tender offer for TeleCorp and Tritel debt during the quarter.

Interest expense was $195 million in the third quarter, compared with $202 million in the prior year quarter. The decrease from the prior year quarter resulted from lower interest expense on the TeleCorp and Tritel debt due to the extinguishments which occurred after September 30, 2003.

Provision for income taxes for the third quarter of 2004 was $15 million versus $9 million in the prior year quarter. The estimated annual effective tax rate of 30.8% as of September 30, 2004 was lower than our statutory rate as non-deductible expenses, including interest accretion on our preferred stock and merger-related expenses, offset the projected tax benefit. The estimated annual effective rate for 2003 was lower than AT&T Wireless’ statutory rate due to the reversal of certain valuation allowances recorded during 2003.

Net equity earnings (losses) from investments in unconsolidated subsidiaries for the third quarter of 2004 were earnings of $81 million, including a $47 million tax benefit, compared with losses of $16 million, including a $2 million tax provision, in the third quarter of 2003. The tax benefit in the third quarter of 2004 was primarily related to the reversal of a valuation allowance associated with a capital loss on a foreign equity investment. Net equity earnings in the third quarter of 2003 included a $62 million pre-tax impairment charge on our investment in Far EasTone Telecommunications Co., Ltd.

Net income per share available to common shareholders for the third quarter of 2004 was $0.04, compared with $0.06 in the prior year quarter. The decline in net income per share available to common shareholders was due primarily to lower operating income. Net income per share was also impacted during the third quarter of 2004 by a loss on a currency hedge contract related to the sale of AT&T Wireless’ equity interest in Rogers Wireless and an income tax benefit associated with a foreign equity investment. Net income per share during the third quarter of 2003 included impairment charges associated with licensing costs and an equity investment.

OIBDA Discussion:

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP, in that they exclude depreciation and amortization. They differ from net income (loss), as calculated in accordance with GAAP, in that they exclude (i) depreciation and amortization, (ii) other income (expense), (iii) interest expense, (iv) provision (benefit) for income taxes, and (v) net equity earnings (losses) from investments in unconsolidated subsidiaries. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $1.25 billion credit

October 19, 2004

AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes and in presentations to our board of directors, and we use multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but which we do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). We may record impairment charges in the future related to our investments if there are declines in the fair values of our investments which we deem to be other than temporary. OIBDA also excludes interest expense and the provision (benefit) for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber. We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss) as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

OIBDA was $1,139 million in the third quarter of 2004, a decrease of 5.7% from the year-ago quarter. The third quarter OIBDA of $1,139 million compares to an OIBDA, excluding licensing cost impairments, of $1,291 million in the prior year quarter. OIBDA margin of 29.9% for the third quarter of 2004 increased from 29.7% in the year-ago quarter. OIBDA margin, excluding licensing cost impairments, was 31.7% for the third quarter of 2003. Third quarter OIBDA declined from the prior year quarter, excluding the licensing cost impairments, primarily due to higher acquisition costs relating to the growth in gross subscriber additions during the quarter, lower services revenue and increases in customer care and retention expenses. These increases were partially offset by decreases in incollect and toll expenses, lower general and administrative expenses, and a decline in the provision for uncollectible receivables during the quarter.

October 19, 2004

AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

The following table summarizes the reconciliation of OIBDA and OIBDA, excluding licensing cost impairments, to consolidated net income:

				For the nine months
	For the three months ended			ended
	Sept 30,	Sept 30,	Jun 30,	Sept 30,	Sept 30,
(Unaudited) ($M)	2004	2003	2004	2004	2003
OIBDA	$1,139	$1,208	$1,134	$3,239	$3,504
Impairment of licensing costs	—	83	—	—	83

OIBDA, excluding licensing costs impairments	1,139	1,291	1,134	3,239	3,587
Depreciation and amortization	(866)	(841)	(896)	(2,649)	(2,311)
Impairment of licensing costs	—	(83)	—	—	(83)
Other (expense) income	(27)	16	24	39	36
Interest expense	(195)	(202)	(189)	(580)	(593)
Provision for income taxes	(15)	(9)	(34)	(15)	(112)
Net equity earnings (losses) from investments in unconsolidated subs	81	(16)	22	86	2

Net income	$117	$156	$61	$120	$526

The following table summarizes the reconciliation of OIBDA margin and OIBDA margin, excluding licensing cost impairments, to consolidated net income as a percentage of services revenue:

				For the nine months
	For the three months ended			ended
(Unaudited)	Sept 30,	Sept 30,	Jun 30,	Sept 30,	Sept 30,
(All items shown as % of services revenue)	2004	2003	2004	2004	2003
OIBDA	29.9%	29.7%	29.3%	28.3%	29.8%
Impairment of licensing costs	—	2.0%	—	—	0.7%

OIBDA, excluding licensing costs impairments	29.9%	31.7%	29.3%	28.3%	30.5%
Depreciation and amortization	(22.7%)	(20.7%)	(23.1%)	(23.2%)	(19.6%)
Impairment of licensing costs	—	(2.0%)	—	—	(0.7%)
Other (expense) income	(0.7%)	0.4%	0.6%	0.4%	0.3%
Interest expense	(5.1%)	(5.0%)	(4.9%)	(5.1%)	(5.0%)
Provision for income taxes	(0.4%)	(0.2%)	(0.9%)	(0.1%)	(1.0%)
Net equity earnings (losses) from investments in unconsolidated subs	2.1%	(0.4%)	0.6%	0.7%	—

Net income	3.1%	3.8%	1.6%	1.0%	4.5%

Selected Metrics Discussion:

Net Subscriber Additions for the quarter totaled 170 thousand, which was a decline of 25.5% from the prior year. Compared with the prior year quarter, net subscriber additions in the third quarter were impacted by stronger gross subscriber additions, offset by a significant increase in subscriber deactivations. Gross subscriber additions grew 26.4% versus the prior year and were driven primarily by growth in postpaid subscriber sales.

Churn for the three months ended September 30, 2004 was 3.7%, up from 2.7% in the prior year quarter, reflecting increased subscriber deactivations. Postpaid churn was 3.1% in the third quarter of 2004, up from 2.4% in the prior year quarter.

Ending Subscribers as of September 30, 2004 totaled 21,902 thousand consolidated subscribers, an increase of 0.2% from September 30, 2003. Ending subscribers reflected growth over the past four quarters associated with sales of our pay-in-advance product, GoPhone, which was introduced in the second quarter of 2003, offset by a decline over the same period in postpaid subscribers.

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

Average Revenue per User (ARPU) was $57.40 in the third quarter of 2004, down from $61.20 in the prior year quarter. The decline in ARPU was driven by lower average monthly recurring charges, including roaming charges, and higher promotional incentives, which resulted in lower average revenue per minute. Partially offsetting the lower average revenue per minute were higher average per-user contributions from data revenues and regulatory program fees.

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues generated from other wireless carriers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

				For the nine months
	For the three months ended			ended
	Sept 30,	Sept 30,	Jun 30,	Sept 30,	Sept 30,
(Unaudited) ($ in M, except for ARPU amount)	2004	2003	2004	2004	2003
Services revenue	$3,813	$4,073	$3,871	$11,430	$11,755
Less: Revenues not generated by wireless subscribers	56	57	45	153	121

Services revenue used to calculate ARPU	$3,757	$4,016	$3,826	$11,277	$11,634

Average revenue per user per month (ARPU)	$57.40	$61.20	$58.80	$57.60	$60.20

Minutes of Use (MOU) per subscriber per month were 616 in the third quarter, up 11.4% from 553 in the year-ago quarter, consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA), for the third quarter was $289, down 13.7% from $335 in the prior year quarter. CPGA in the third quarter decreased from the prior year quarter primarily as a result of lower per-gross add equipment costs and advertising expense, partially offset by an increase in commissions expense per gross add.

CPGA is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period.

October 19, 2004

AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

The following table summarizes our calculation of CPGA:

				For the nine months
	For the three months ended			ended
	Sept 30,	Sept 30,	Jun 30,	Sept 30,	Sept 30,
(Unaudited) ($ in M, except for CPGA amount)	2004	2003	2004	2004	2003
Equipment revenue	$400	$301	$348	$1,077	$725
Less: Costs of equipment sales	545	495	620	1,751	1,437

Handset and accessory subsidy costs	$145	$194	$272	$674	$712
Selling, general and administrative costs	$1,399	$1,321	$1,408	$4,164	$3,885
Less: General and administrative costs	382	444	412	1,236	1,392

Sales and marketing costs	$1,017	$877	$996	$2,928	$2,493

Handset and accessory subsidy costs and Sales and marketing costs	$1,162	$1,071	$1,268	$3,602	$3,205
Less: Costs unrelated to initial customer acquisitions	423	394	480	1,379	1,130

Customer acquisition costs	$739	$677	$788	$2,223	$2,075

Cost per gross subscriber addition (CPGA)	$289	$335	$350	$323	$371

Cash Cost per User (CCPU) in the third quarter was $29.60, a decrease of 7.8% versus the prior year quarter. The decrease was attributable to lower per-subscriber incollect and toll expenses, and lower per-subscriber provision for uncollectibles. These decreases were partially offset by an increase in per-subscriber network operations and customer retention expenses.

CCPU is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization, and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. We exclude depreciation and amortization from CCPU in order to eliminate the impact of capital investments on our assessment of our ability to serve customers in a cost-effective manner. Management believes the impact of our capital investments is better evaluated through its effect on cash flow. Excluding depreciation and amortization from our CCPU is consistent with our exclusion of depreciation and amortization from OIBDA, our primary operating performance metric.

The following table summarizes our calculation of CCPU:

				For the nine months
	For the three months ended			ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
(Unaudited) ($ in M, except for CCPU amount)	2004	2003	2004	2004	2003
Equipment revenue	$400	$301	$348	$1,077	$725
Less: Costs of equipment sales	545	495	620	1,751	1,437

Handset and accessory subsidy costs	$145	$194	$272	$674	$712
Plus: Costs of services	1,130	1,267	1,057	3,353	3,571
Selling, general and administrative costs	1,399	1,321	1,408	4,164	3,885

Handset and accessory subsidy costs, Costs of services and Selling, general and administrative	$2,674	$2,782	$2,737	$8,191	$8,168
Less: Customer acquisition costs	739	677	788	2,223	2,075

Costs to serve existing subscribers	$1,935	$2,105	$1,949	$5,968	$6,093

Cash cost per user per month (CCPU)	$29.60	$32.10	$29.90	$30.50	$31.50

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED BALANCE SHEETS.]

Total assets were $46,997 million at September 30, 2004, a decrease of $805 million, or 1.7%, from December 31, 2003. The decrease in total assets was due primarily to decreases in net accounts receivable and net property, plant and equipment. The decline in accounts receivable resulted from a sequential decrease in our services revenue and an improved aging of the receivable balances. Net property, plant and equipment declined due to depreciation expense recorded in 2004, partially offset by capital expenditures.

Total liabilities were $18,348 million at September 30, 2004, a decrease of $1,097 million, or 5.6%, compared with December 31, 2003. The decrease was primarily attributable to decreases in accounts payable, payroll and benefit-related and deferred tax liabilities, and total debt. Accounts payable decreased as a result of high capital-related accruals as of year-end, which were paid in 2004. The decrease in payroll and benefit-related liabilities was driven by payment of prior year compensation-related accruals during the first quarter. Net deferred income tax liabilities decreased as a result of the deferred tax benefit recognized during the first nine months of 2004. Additionally, total debt decreased due to redemptions and repurchases of TeleCorp and Tritel debt during the first nine months of 2004.

Mandatorily redeemable common stock totaling $7,664 million at December 31, 2003 represented the fair value as of split-off date of the AT&T Wireless Services common shares held by DoCoMo. These shares were presented as mandatorily redeemable common stock as of December 31, 2003 due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless Services fails to meet specified technological milestones. On July 20, 2004, we began offering customers in Detroit, Phoenix, San Francisco, and Seattle broadband mobile wireless services with our launch of the first commercially-available true 3G UMTS (Universal Mobile Telecommunications System) network in the United States. The launch of service in these four cities satisfied the UMTS service launch obligations under the Investor Agreement. As a result of the market launches, and because the remaining contingency relating to the board of directors approval of changes in its use of W-CDMA technology is solely within AT&T Wireless Services’ control, during the third quarter of 2004 we reclassified the 406 million common shares held by DoCoMo, which were previously reflected on our consolidated condensed balance sheet as mandatorily redeemable common stock, to shareholders’ equity.

Shareholders’ equity was $28,612 million at September 30, 2004, an increase of $7,949 million, or 38.5%, from December 31, 2003. The increase was attributable to the reclassification of the $7,664 million of DoCoMo common shares from mandatorily redeemable common stock to shareholder’s equity, common stock issuances related to employee benefit plans, and the year-to-date net income.

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $4,458 million at September 30, 2004. Net cash provided by operating activities was $2,528 million in the first nine months of 2004, compared with $3,733 million in the first nine months of the prior year. The decrease was due primarily to the $511 million income tax refund in 2003; $245 million received in 2003 from the termination of interest rate swap agreements; and lower operating income, excluding depreciation, amortization and licensing cost impairment charges, in 2004. Net cash used in investing activities was $2,420 million in the first nine months of 2004, an increase of $664 million from the same period of the previous year. The increase in cash used in investing activities during the first nine months of 2004 versus the prior year was primarily the result

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

of higher capital expenditures. Net cash provided by (used in) financing activities was cash provided of $11 million during the first nine months of 2004 versus a use of cash of $141 million during the prior year period. Financing activities during the first nine months of 2004 primarily included common stock issuances associated with employee benefit plans, which were partially offset by cash used to repurchase debt. Financing activities during the first nine months of 2003 primarily included the cash received from a federal tax refund claim, more than offset by cash payments for repurchases of TeleCorp and Tritel debt.

				For the nine months
	For the three months ended			ended
	Sept 30,	Sept 30,	Jun 30,	Sept 30,	Sept 30,
(Unaudited) ($M)	2004	2003	2004	2004	2003
Reported capital expenditures, including internal use software	$642	$943	$918	$2,299	$1,913
Add: net impact of capital accruals and non-cash purchases of PP&E	137	(168)	(21)	225	(264)

Cash-basis capital expenditures, including internal use software	$779	$775	$897	$2,524	$1,649

Capital Expenditures for the quarter, including purchases of internal use software, were $642 million, which was a decrease of 31.8% from the year-ago quarter. The majority of our capital spending during the third quarter of 2004 was related to investments to enhance quality and expand capacity of the GSM/GPRS/EDGE network and to launch the UMTS network.

Operating Free Cash Flow Discussion:

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Free cash flow and operating free cash flow were $193 million for the third quarter of 2004, compared to $253 million in the prior year quarter. The decrease in operating free cash flow versus the prior year quarter was due to lower operating income, excluding depreciation, amortization and impairment of licensing costs, partially offset by an increase in cash from working capital.

October 19, 2004

AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

				For the nine months
	For the three months ended			ended
	Sept 30,	Sept 30,	Jun 30,	Sept 30,	Sept 30,
(Unaudited) ($M)	2004	2003	2004	2004	2003
Net cash provided by operating activities of continuing operations	$972	$1,028	$1,002	$2,528	$3,733
Less: Capital expenditures, including internal use software	779	775	897	2,524	1,649

Free cash flow	$193	$253	$105	$4	$2,084

Less: Cash received from termination of interest rate swap agreements	—	—	—	—	245
Less: Cash received from the 2002 NOL carryback	—	—	—	—	511

Operating free cash flow	$193	$253	$105	$4	$1,328

Recent News:

AT&T Wireless Completes Sale of Its Rogers Wireless Stake

On October 13, 2004, AT&T Wireless announced that, on behalf of JVII General Partnership, it had completed the sale of JVII’s 34 percent interest in Rogers Wireless to Rogers Communications Inc. for net proceeds of US $1.35 billion. The sale agreement was announced on September 13, 2004.

The sale of AT&T Wireless’ ownership interest in Rogers Wireless does not impact the extensive voice and data roaming capabilities already in place between the two companies. Customers of both companies will continue to enjoy the benefits of seamless roaming across the United States and Canada on advanced, next generation GSM/GPRS networks.

Cingular, AT&T Wireless and Triton PCS Sign Definitive Agreement to Exchange Operations in N. Carolina, Puerto Rico, the U.S. Virgin Islands and Virginia

On September 22, 2004, Cingular Wireless, AT&T Wireless, and Triton PCS announced that they had signed a definitive agreement that — contingent on closing of Cingular’s acquisition of AT&T Wireless — would give Cingular expanded wireless service in Virginia and Triton PCS added coverage in North Carolina, as well as entry into Puerto Rico and the U.S. Virgin Islands. A non-binding letter of intent regarding the exchange of these operations was signed on July 7, 2004.

Under the terms of the agreement, Cingular would receive Triton PCS’s licenses, network assets and customers in Virginia. Triton PCS would receive certain AT&T Wireless/Cingular licenses, network assets and customers in North Carolina, Puerto Rico and the U.S. Virgin Islands, plus $175 million in cash from Cingular. AT&T Wireless and Triton PCS employees in the markets being exchanged will transition with the business. The closing of the agreement is contingent upon closing of Cingular’s acquisition of AT&T Wireless and certain portions of the agreement require standard regulatory approvals.

AT&T Wireless Extends 3G UMTS Service to Dallas and San Diego

On September 1, 2004, AT&T Wireless announced that it had launched UMTS service in Dallas and San Diego. The company’s wireless broadband service gives customers the ability to use a handset, PDA or laptop to receive streaming audio and video services; create and share video clips; experience richer and more visually compelling content; and connect to critical business information, in most areas throughout these cities.

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

In July, AT&T Wireless began offering customers in Detroit, Phoenix, San Francisco and Seattle broadband mobile wireless services when it launched the first commercially-available true 3G UMTS (Universal Mobile Telecommunications System) network in the United States.

AT&T, AT&T Wireless, and Cingular Strike Accord

On August 23, 2004, AT&T, AT&T Wireless and Cingular Wireless announced they had resolved issues relating to the use of the AT&T brand in connection with Cingular’s acquisition of AT&T Wireless. The agreement the parties reached also includes a provision for the purchase of AT&T network services.

The three companies have modified the brand license agreement between AT&T and AT&T Wireless to clarify the use of the AT&T brand by AT&T Wireless and Cingular in connection with the merger in an effort to minimize customer confusion. During a six-month transition following the merger, Cingular will have certain licensee rights to the AT&T brand for wireless services. Cingular intends to use its own brand for the new combined company following its acquisition of AT&T Wireless, and it will cease using the AT&T brand at the end of the transition period.

Forward-Looking Statements

This document contains “forward-looking statements,’’ which are based on management’s beliefs, as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including our outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our quarterly report on Form 10-Q filed on August 6, 2004.

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

Appendix I  —  Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts — Unaudited

	For the three months ended Sept 30,			For the nine months ended Sept 30,
	2004	2003	Change	2004	2003	Change
REVENUE
Services	$3,813	$4,073	(6.4%)	$11,430	$11,755	(2.8%)
Equipment	400	301	32.5%	1,077	725	48.5%
Total revenue	4,213	4,374	(3.7%)	12,507	12,480	0.2%
OPERATING EXPENSES
Costs of services	1,130	1,267	(10.9%)	3,353	3,571	(6.1%)
Costs of equipment sales	545	495	10.2%	1,751	1,437	21.9%
Selling, general and administrative	1,399	1,321	5.9%	4,164	3,885	7.2%
Depreciation and amortization	866	841	3.0%	2,649	2,311	14.6%
Impairment of licensing costs	—	83	(100.0%)	—	83	(100.0%)
Total operating expenses	3,940	4,007	(1.7%)	11,917	11,287	5.6%
OPERATING INCOME	273	367	(25.6%)	590	1,193	(50.5%)
Other (expense) income	(27)	16	(263.1%)	39	36	7.0%
Interest expense	195	202	(3.4%)	580	593	(2.1%)
INCOME BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	51	181	(71.7%)	49	636	(92.3%)
Provision for income taxes	15	9	73.1%	15	112	(86.5%)
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	81	(16)	595.3%	86	2	n.m.
NET INCOME	117	156	(25.1%)	120	526	(77.2%)
Accretion of mandatorily redeemable preferred stock	—	—	—	—	13	(100.0%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$117	$156	(25.1%)	$120	$513	(76.7%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS PER BASIC AND DILUTED SHARE	$0.04	$0.06		$0.04	$0.19
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME PER SHARE:
Basic	2,730	2,713		2,726	2,712
Diluted	2,746	2,718		2,741	2,714

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Appendix II  —  Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	Sept 30,	December 31,
	2004	2003	Change
ASSETS
Cash and cash equivalents	$4,458	$4,339	2.7%
Short-term investments	13	202	(93.5%)
Accounts receivable, less allowances of $215 and $334	2,019	2,301	(12.3%)
Inventories	200	309	(35.1%)
Deferred income taxes	283	303	(6.5%)
Prepaid expenses and other current assets	363	361	0.7%
TOTAL CURRENT ASSETS	7,336	7,815	(6.1%)
Property, plant and equipment, net of accumulated depreciation and amortization of $12,539 and $10,146	16,098	16,374	(1.7%)
Licensing costs, net	14,501	14,500	—
Investments in and advances to unconsolidated subsidiaries	1,204	1,169	2.9%
Goodwill	7,444	7,390	0.7%
Other assets, net of accumulated amortization of $376 and $378	414	554	(25.4%)
TOTAL ASSETS	$46,997	$47,802	(1.7%)
LIABILITIES
Accounts payable	$830	$1,174	(29.3%)
Payroll and benefit-related liabilities	386	500	(22.7%)
Advertising and promotion accruals	117	149	(21.2%)
Business tax accruals	231	289	(20.1%)
Interest payable on long-term debt	153	240	(36.2%)
Current portion of long-term debt	259	7	n/m
Other current liabilities	1,041	1,093	(4.8%)
TOTAL CURRENT LIABILITIES	3,017	3,452	(12.6%)
Long-term debt	10,036	10,459	(4.0%)
Mandatorily redeemable preferred stock	182	177	2.8%
Deferred income taxes	4,524	4,699	(3.7%)
Other long-term liabilities	589	658	(10.4%)
TOTAL LIABILITIES	18,348	19,445	(5.6%)
MINORITY INTEREST	37	30	20.7%
MANDATORILY REDEEMABLE COMMON STOCK $0.01 par value, 406 shares issued and outstanding at December 31, 2003	—	7,664	(100.0%)
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,731 and 2,308 shares issued and outstanding)	27	23	18.3%
Additional paid-in capital	31,510	23,688	33.0%
Receivable from former parent, AT&T	(25)	(25)	—
Accumulated deficit	(2,912)	(3,032)	(3.9%)
Accumulated other comprehensive income	12	9	34.5%
TOTAL SHAREHOLDERS’ EQUITY	28,612	20,663	38.5%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,997	$47,802	(1.7%)

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2004

Appendix III  —  Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the nine months ended Sept 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$120	$526
Adjustments to reconcile net income to net cash provided by operating activities:
Losses on early extinguishments of debt	2	40
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(31)	(53)
Loss on forward hedge contract	41	—
Depreciation and amortization	2,649	2,311
Impairment of licensing costs	—	83
Amortization of debt premium/discount, interest accretion, and deferred financing fees	(7)	28
Deferred income taxes	(88)	137
Net equity earnings from investments in unconsolidated subsidiaries	(86)	(9)
Provision for uncollectible receivables	336	395
Cash received from NOL carryback	—	511
Proceeds received from termination of interest rate swap agreements	—	245
Increase in accounts receivable	(47)	(498)
Decrease in inventories	108	111
Decrease in accounts payable	(112)	(47)
Net change in other operating assets and liabilities	(357)	(47)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,528	3,733
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(2,524)	(1,649)
Net (acquisitions) dispositions of licenses	(2)	12
Distributions and sales of unconsolidated subsidiaries	36	80
Contributions, advances, and purchases of unconsolidated subsidiaries	(9)	(57)
Acquisitions of consolidated businesses, including cash acquired	(112)	(46)
Net redemptions (purchases) of held-to-maturity securities	189	(115)
Other investing activities, net	2	19
NET CASH USED IN INVESTING ACTIVITIES	(2,420)	(1,756)
FINANCING ACTIVITIES
Repayment of debt due to others	(147)	(591)
Proceeds from AT&T Wireless Services common stock issued	152	22
Cash received from former parent, AT&T	—	436
Other financing activities, net	6	(8)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	11	(141)
NET INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	119	1,836
NET INCREASE IN CASH DUE TO ADOPTION OF FIN46	—	16
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,339	2,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,458	$4,205

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CONTACT INFORMATION

This document is provided as a part of the ongoing Investor Relations communication program of AT&T Wireless. For further information, please call any of the following members of the IR team:

Holly Ash	Vice President – Investor Relations	(425) 580-1833

Jim Huseby	Director – Investor Relations	(425) 580-1958
Karin Van Vleet	Director – Investor Relations	(425) 580-5924
Denise Hartman	Manager – Investor Relations Communications	(425) 580-1678

Visit the AT&T Wireless Investor Relations Home Page at
http://www.attws.com/wirelessir
for AT&T Wireless financial and stock-related information.

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October 19, 2004